EXHIBIT 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Décor Mfg., LLC

ELKHART, IN – March 5, 2012 – Patrick Industries, Inc. (NASDAQ: PATK) (the “Company”) announced today that it has completed the acquisition of the business and certain assets of Décor Mfg., LLC (“Décor”), a premier laminating operation located in Tualatin, Oregon, for a purchase price of approximately $4.4 million.  Décor primarily produces laminated and wrapped products for the Oregon recreational vehicle (“RV”) market.

“The Oregon market is significant in terms of RV market potential as it relates to overall Northwestern United States RV production levels, and we estimate it to be the second largest RV producing geographic sector outside of the Midwest.  We are excited about partnering with the extremely talented management team at Décor, who have built long-standing trusted relationships with customers in the Northwest.  They will be an asset to the Company as we look to continue to bring value to our customers in terms of price, flexibility, proximity, innovation, quality, and an overall ease of doing business,” stated Todd Cleveland, President and Chief Executive Officer.  “In addition to providing opportunities for the Company to increase its market share and per unit content, we believe the acquisition will afford the Company the immediate potential to establish a significant RV presence in the Northwest.”

The acquisition was funded through borrowings under the Company’s revolving credit facility and the issuance of 100,000 shares of Patrick common stock.  The Company estimates Décor’s annualized 2012 revenues to be approximately $17 million.  The business will continue to operate on a stand-alone basis under the Décor Mfg. name in its existing manufacturing facility in Tualatin.  Patrick currently operates a high-pressure laminate manufacturing cell for the industrial market and a distribution center for the RV and manufactured housing markets in its existing nearby Woodburn, Oregon facility.

“Décor is a natural fit with Patrick’s existing RV and commercial businesses.  Our relationships with existing key customers of Décor in combination with those firmly established by Décor’s senior management team over the years will serve to further strengthen our commitment to the industry and our customer base.  Additionally, the acquisition fits within the framework of our strategic plan, provides a new avenue to provide new products to our customer base, and is expected to be immediately accretive to earnings per share,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, wiring, electrical and plumbing products, electronics, cement siding, interior passage doors, roofing products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date hereof or otherwise.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com